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                                                                     Exhibit 42

                          AGREEMENT OF LIMITED PARTNERSHIP

                                         OF

                        PRIMESTONE INVESTMENT PARTNERS L.P.

                           A DELAWARE LIMITED PARTNERSHIP


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                          AGREEMENT OF LIMITED PARTNERSHIP
                                         OF
                        PRIMESTONE INVESTMENT PARTNERS L.P.

                           A DELAWARE LIMITED PARTNERSHIP

              This AGREEMENT OF LIMITED PARTNERSHIP (this "AGREEMENT") is entered into this 17th day of November, 1997, by and among PG/Primestone, L.L.C., a Delaware limited liability company ("PRIME GP") and BRE/Primestone Investment Management L.L.C., a Delaware limited liability company ("BLACKSTONE GP") as the general partners, and PG/Primestone, L.L.C., a Delaware limited liability company ("PRIME"), and BRE/Primestone Investment L.L.C., a Delaware limited liability company ("BLACKSTONE"), as the limited partners (the foregoing parties are sometimes hereinafter collectively referred to as the "PARTNERS"), pursuant to the provisions of the Delaware Revised Uniform Limited Partnership Act, on the following terms and conditions:

                                     WITNESSETH:

              WHEREAS, the Partners desire to establish a limited partnership to own an ownership interest in Prime Group Realty, L.P., a Delaware limited partnership (the "Operating Partnership");

              WHEREAS, each of Blackstone, Blackstone GP, Prime and Prime GP concurrently with the execution hereof have made capital contributions to the Partnership in exchange for the Percentage Interests (as hereinafter defined) in the Partnership set forth on EXHIBIT A hereto;

              WHEREAS, the Partners desire, therefore, to enter into this Agreement to form the Partnership and to set forth the terms and conditions of the Partnership in order to effectuate the foregoing.

              NOW, THEREFORE, in consideration of the foregoing Recitals and the mutual covenants and agreements of the Partners herein contained, the Partners agree as follows:

                                     ARTICLE I

                                CERTAIN DEFINITIONS

              For purposes of this Agreement, the following terms shall have the meanings set forth in this ARTICLE I (such meanings to be equally applicable in both the singular and plural forms of the term defined).

              1.1 "ACT" means the Delaware Revised Uniform Limited Partnership Act, as amended from time to time (or any corresponding provisions of succeeding law).


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              1.1    "ADJUSTED CAPITAL ACCOUNT DEFICIT" means, with respect
to any Partner, the deficit balance, if any, in such Partner's Capital Account as of the end of the relevant Partnership taxable year, after giving effect to the following adjustments:

              (i) Credit to such Capital Account any amounts which such Partner is obligated to restore pursuant to any provision of this Agreement or pursuant to Regulations Section 1.704-1(b)(2)(ii)(c) or is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

              (ii) Debit to such Capital Account the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5)
       and 1.704-1(b)(2)(ii)(d)(6).

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

              1.2 "AFFILIATE" means, with respect to any Partner, any Person that is controlling, controlled by or under common control with a Partner (whether such control is through the ownership of voting securities, by contract or otherwise).

              1.3 "AGREEMENT" or "Partnership Agreement" means this Agreement of Limited Partnership, as amended from time to time.

              1.4 "APPROVED BY THE GENERAL PARTNERS", or any similar phase used in this Agreement, means unanimously approved in writing by all of the General Partners.

              1.5 "AVAILABLE CASH FLOW" means, with respect to the applicable period of measurement (i.e., any period beginning on the first day of the fiscal year or other period commencing immediately after the last day of the calculation of Available Cash Flow which was distributed, and ending on the last day of the month, quarter or other applicable period immediately preceding the date of calculation), the excess, if any, of the gross cash receipts of the Partnership for such period from all sources whatsoever, including, without limitation, the following:

              (a) (i) all rents, revenues, income, dividends, distributions and proceeds received by the Partnership; (ii) all proceeds and revenues received on account of any sales of Property of the Partnership or on account of any loans made to the Partnership or financings or refinancings of any Property of the Partnership; (iii) all Capital Contributions received by the Partnership from its Partners; (iv) all cash amounts previously reserved by the Partnership, if the General Partners unanimously agree in writing that the specific purposes for which such amounts were reserved are no longer applicable; and (v) the proceeds of liquidation of the Partnership's Property in accordance with this Agreement:

over the sum of:


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              (b)    (i) all operating costs and expenses of the Partnership;
       (ii) all costs and expenses expended during such period in connection with the sale, other disposition, financing or refinancing of Property;
       (iii) all fees under this Agreement paid during such period; (iv) all debt service, including principal and interest, paid during such period on all indebtedness of the Partnership; (v) all loans made by the Partnership to any Person during such period, to the extent Approved by the General Partners; and (vi) all reserves Approved by the General Partners for debt service or other purposes.

              1.6 "BLACKSTONE DEFAULT" means a Call Default, Put Default or Single Purpose Entity Default caused by, or resulting from an act or omission of, the Blackstone Group.

              1.7 "BLACKSTONE GROUP" means Blackstone, Blackstone GP and any of their Transferees treated as a single entity in accordance with the community of interests provisions of SECTION 9.4 HEREOF.

              1.8    "BUDGET" has the meaning set forth in SECTION 6.6.

              1.9    "CALL" has the meaning set forth in SECTION 9.5(b).

              1.10 "CALL DEFAULT" means the failure of the parties hereto to consummate the transactions contemplated by SECTION 9.5 (b) hereof.

              1.11 "CALL PRICE" means the amount necessary to be paid to the Blackstone Group so that the Blackstone Group will receive (i) a 19.8% pre-tax internal rate of return to the Scheduled Closing Date (or, if the Closing does not occur on the Scheduled Closing Date due to a Call Default which is a Prime Default, to the Closing Date) (compounded annually) on the aggregate amount of Capital Contributions made by the Blackstone Group, after taking into account the timing and the amount of all such Capital Contributions and the timing and amount of all distributions of Available Cash Flow and the fair market value of other property distributed to the Blackstone Group by the Partnership PLUS (ii) an amount equal to 30% of the Unrealized Profit. For purposes of the foregoing, "Unrealized" means an amount equal to the difference between (I) the product of (A) (x) the value of all Units owned by the Partnership valued assuming that such Units have been converted into the common shares of PGRT and using the Value of such common shares on the Scheduled Closing Date (or, if the Closing does not occur on the Scheduled Closing Date due to a Call Default which is (Y) a Prime Default, the greater of the Value on the Scheduled Closing Date or the Closing Date or (Z) a Blackstone Default, the lesser of the Value on the Scheduled Closing Date or the Closing Date) less the aggregate amount outstanding under the Partnership Loan Agreement less (z) the amount of a reserve determined by the General Partners to be sufficient to pay all contingent or other liabilities of the Partnership multiplied by (B) the Percentage Interest of the Blackstone Group less (II) the amount payable to Blackstone Group under clause (i) above.

              1.12 "CAPITAL ACCOUNT" means, with respect to any Partner, the Capital Account maintained for such Partner in accordance with the following provisions:


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              (i)    To each Partner's Capital Account there shall be credited
       the amount of cash and the Gross Asset Value of any property contributed by such Partner to the Partnership, such Partner's distributive share of Profits and any items in the nature of income or gain which are specially allocated pursuant to ARTICLE IV hereof, and the amount of any Partnership liabilities assumed by such Partner or which are secured by any Property distributed to such Partner.

              (ii) To each Partner's Capital Account there shall be debited the amount of cash and the Gross Asset Value of any Property distributed to such Partner pursuant to any provision of this Agreement, such Partner's distributive share of Losses and any items in the nature of expenses or losses which are specially allocated pursuant to ARTICLE IV hereof, and the amount of any liabilities of such Partner assumed by the Partnership or which are secured by any property contributed by such Partner to the Partnership.

              (iii) In determining the amount of any liability for purposes of the foregoing subparagraphs (i) and (ii), there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Sections 1.704-1(b) and 1.704-2 and Section 514(c)(9), and shall be interpreted and applied in a manner consistent with such Regulations. In the event the General Partners shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities which are secured by contributed or distributed Property or which are assumed by the Partnership, General Partners or the Limited Partners) are computed in order to comply with such Regulations, the General Partners may make such modification provided that such modification is not likely to have a material adverse effect on the amounts distributable to any Partner pursuant to
ARTICLE IX hereof upon the dissolution of the Partnership. The General Partners also shall (i) make any adjustments that are necessary or appropriate to comply with Regulations Section 1.704-1(b)(2)(iv)(q), and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Regulations Sections 1.704-1(b) or 1.704-2 or Section 514(c)(9).

              1.13 "CAPITAL CONTRIBUTIONS" means, with respect to any Partner, the amount of money and the initial Gross Asset Value of any property (other than money), net of the amount of any debt to which such property is subject, contributed to the Partnership with respect to the Interest in the Partnership held by such Partner. The principal amount of a promissory note which is not readily tradable on an established securities market and which is contributed to the Partnership by the maker of the note shall not be included in the Capital Account of any Person until the Partnership makes a taxable disposition of the note or until (and to the extent) such Partner makes principal payments on the note, all in accordance with Regulations Section 1.704-1(b)(2)(iv)(d)(2).


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              1.14   "CAPITAL LOAN" has the meaning set forth in SECTION 3.4(b).

              1.15 "CASH NEEDS NOTICE" has the meaning set forth in SECTION 3.4(a).

              1.16 "CERTIFICATE" shall mean the Certificate of Limited Partnership of the Partnership to be filed with the Secretary of State of Delaware in accordance with the Act, as such Certificate may be amended and/or restated from time to time.

              1.17 "CHANGE IN CONTROL EVENT" has the meaning set forth for such term in Exhibit C to the OP Agreement; provided the percentage in such definition for the purposes hereof shall be 30%.

              1.18 "CLOSING" shall mean the consummation of the transactions contemplated by SECTION 9.5.

              1.19 "CLOSING DATE" shall mean the date of the occurrence of the Closing.

              1.20 "CODE" means the Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law).

              1.21   "CONTRIBUTING PARTNER" has the meaning set forth in
SECTION 3.4(b).

              1.22 "CONTRIBUTION AGREEMENT"means that certain Contribution Agreement dated October 20, 1997 among the Partners and The Prime Group, Inc. as such agreement is amended, modified, supplemented or restated subsequent to such date.

              1.23   "DEFAULTING PARTNER" has the meaning set forth in
SECTION 9.2.

              1.24 "DEPRECIATION" means, for each Partnership taxable year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such year or other period, except that, if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; PROVIDED, HOWEVER, that, if the federal income tax depreciation, amortization or other cost recovery deduction for such year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the General Partners; and provided, further, however, that to the extent that the "remedial" method described in Regulations Section 1.704-3 is elected Depreciation will be determined in a manner consistent therewith.

              1.25 "DISABLING EVENT" means any event which would cause a General Partner to cease to be a general partner of the Partnership pursuant to Section 17-402 of the Act.


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              1.26   "DIVIDEND REDUCTION" means the dividend paid on a common
share of PGRT for each of two consecutive fiscal quarters of PGRT has been in an amount less than eighty five percent (85%) of the dividend paid on a common share of PGRT in the first full fiscal quarter of PGRT subsequent to the IPO.

              1.27 "ENFORCEMENT COSTS" shall mean all reasonable costs and expenses actually incurred (including reasonable attorneys' fees and costs) by a Partner in enforcing the Put or Call, as applicable.

              1.28 "GENERAL PARTNER" means any Person which (i) is referred to as such in the first paragraph of this Agreement or has become a General Partner pursuant to the terms of this Agreement and (ii) has not ceased to be a General Partner pursuant to the terms of this Agreement. All references in this Agreement to a majority interest or a specified percentage of the General Partners shall mean General Partners whose combined Percentage Interests represent more than 50% or such specified percentage, respectively, of the Percentage Interests then held by all General Partners.

              1.29 "GOVERNMENTAL APPROVAL" means any authorization, consent, approval, waiver, exemption, variance, franchise, permit or license required to be obtained from or granted by a Governmental Authority.

              1.30 "GOVERNMENTAL AUTHORITY" means the United States, any state of the United States, any political subdivision of any of them and any agency, department, commission, board, bureau or instrumentality of any of them, having jurisdiction over the Partnership.

              1.31 "GROSS ASSET VALUE" means, with respect to any asset, the asset's adjusted basis for federal income tax purposes, except as follows:

              (i) The initial Gross Asset Value of any asset contributed by a Partner to the Partnership shall be the gross fair market value of such asset, as determined by the contributing Partner and the General Partners; provided the Units contributed by Prime or Prime GP to the Partnership shall be valued on the date of contribution as if they have been converted into common shares of PGRT and using the Value of the common shares resulting from such conversion on the date of contribution;

              (ii) The Gross Asset Values of all Partnership assets shall be adjusted to equal their respective gross fair market values, as reasonably determined by the General Partners, as of the following times:
       (a) the acquisition of an additional Interest in the Partnership by any new or existing Partner in exchange for more than a DE MINIMIS Capital Contribution; (b) the distribution by the Partnership to a Partner of more than a DE MINIMIS amount of Partnership assets, including money, as consideration for an Interest in the Partnership; and (c) the liquidation of the Partnership within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); PROVIDED, HOWEVER, that adjustments pursuant to clauses (a) and (b) above shall be made only if the General Partners reasonably determine


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       that such adjustments are necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership;

              (iii) The Gross Asset Value of any Partnership asset distributed to any Partner shall be the gross fair market value of such asset on the date of distribution; and

              (iv) The Gross Asset Values of Partnership assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m) and the definition of "Capital Account" hereof; PROVIDED, HOWEVER, that Gross Asset Values shall not be adjusted pursuant to this subparagraph (iv) to the extent the General Partners determine that an adjustment pursuant to the foregoing subparagraph (ii) of this definition hereof is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph.

If the Gross Asset Value of an asset has been determined or adjusted pursuant to any of the foregoing subparagraphs (i), (ii) or (iv), such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

              1.32 "GROUP"means either Blackstone Group or the Prime Group as applicable.

              1.33   "INACTIVE PARTNER" has the meaning set forth in SECTION
9.2.

              1.34 "INTEREST" means a Partner's ownership interest in the Partnership, including any and all benefits to which the holder of such an Interest may be entitled as provided in this Agreement, together with all obligations of such Partner to comply with the terms and provisions of this Agreement.

              1.35 "IPO" means the initial public offering of common shares of PGRT.

              1.36 "LIMITED PARTNER" means any Person which (i) is referred to as such in the first paragraph of this Agreement or who has become a Limited Partner pursuant to the terms of this Agreement and (ii) has not ceased to be a Limited Partner pursuant to the terms of this Agreement. "Limited Partners" means all Limited Partners if at any time there shall be more than one Limited Partner. All references in this Agreement to a majority in interest or a specified percentage of the Limited Partners shall mean Limited Partners whose combined Percentage Interests represent more than 50% or such specified percentage, respectively, of the Percentage Interests then held by all Limited Partners.


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              1.37   "LIQUIDATING EVENTS" has the meaning set forth in
SECTION 10.1.

              1.38   "LIQUIDATOR" has the meaning set forth in SECTION 10.2.

              1.39 "LOAN DOCUMENTS" means any document pursuant to which any indebtedness for borrowed money of the Partnership has been incurred.

              1.40 "MANAGING GENERAL PARTNER" means the General Partner designated or appointed in accordance with SECTION 6.2.

              1.41   "NON-CONTRIBUTING PARTNER" has the meaning set forth in
SECTION 3.4(b).

              1.42   "NONDEFAULTING PARTNER" has the meaning set forth in
SECTION 9.2.

              1.43 "NONRECOURSE DEDUCTIONS" has the meaning set forth in Regulations Section 1.704-2(b). The amount of Nonrecourse Deductions for a Partnership taxable year equals the excess, if any, of the net increase, if any, in the amount of Partnership Minimum Gain during that Partnership taxable year over the aggregate amount of any distributions during that Partnership taxable year of proceeds of a Nonrecourse Liability that are allocable to an increase in Partnership Minimum Gain, determined according to the provisions of Regulations Section 1.704-2(c).

              1.44 "NONRECOURSE LIABILITY" has the meaning set forth in Regulations Section 1.704-2(b)(3).

              1.45   "NONWITHDRAWING PARTNER" has the meaning set forth in
SECTION 9.7.

              1.46 "OP AGREEMENT" means the Amended and Restated Agreement of Limited Partnership of the Operating Partnership dated November 17, 1997, as such agreement may be amended, modified, supplemented or restated subsequent to the date thereof.

              1.47 "OPERATING PARTNERSHIP" has the meaning set forth in the recitals hereto.

              1.48   "PARTIES" has the meaning set forth in SECTION 6.8.

              1.49 "PARTNER MINIMUM GAIN" has the meaning set forth in the definition of "partner nonrecourse debt minimum gain" in Regulations Section 1.704-2(I)(2) and will be computed as provided in Regulations Section 1.704-2(I)(3).

              1.50 "PARTNER NONRECOURSE DEBT" has the meaning set forth in Regulations Section 1.704-2(b)(4).

              1.51 "PARTNER NONRECOURSE DEDUCTIONS" has the meaning set forth in Regulations Section 1.704-2(I). The amount of Partner Nonrecourse Deductions with respect to a Partner Nonrecourse Debt for a Partnership taxable year equals the excess, if any, of the net increase, if any, in the amount of Partner Minimum Gain attributable to such Partner


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Nonrecourse Debt during that Partnership taxable year over the aggregate amount of any distributions during that Partnership taxable year to the Partner that bears the economic risk of loss for such Partner Nonrecourse Debt to the extent such distributions are from the proceeds of such Partner Nonrecourse Debt and are allocable to an increase in Partnership Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(I).

              1.52 "PARTNERS" means the General Partners and the Limited Partners, where no distinction is required by the context in which the term is used herein. "Partner" means any one of the Partners. All references in this Agreement to a majority interest or a specified percentage of the Partners shall mean Partners whose combined Percentage Interests represent more than 50% or such specified percentage, respectively, of the Percentage Interests then held by all Partners.

              1.53 "PARTNERSHIP" means the partnership formed pursuant to this Agreement and the partnership continuing the business of this Partnership in the event of dissolution as herein provided.

              1.54 "PARTNERSHIP LOAN AGREEMENT" means that certain loan agreement dated the date hereof, as subsequently amended, modified, supplement or restated, pursuant to which the Partnership has borrowed up to $40,000,000, the proceeds of which when aggregated with the Capital Contribution of the Blackstone Group will be used to purchase Units.

              1.55 "PARTNERSHIP MINIMUM GAIN" has the meaning set forth in Regulations Section 1.704-2(b)(2) and will be computed as provided in Regulations Section 1.704-2(d).

              1.56 "PERCENTAGE INTEREST" means the percentage set forth for the General Partners and Limited Partners on EXHIBIT A hereto, as the same may be adjusted from time to time in accordance with the terms of this Agreement.

              1.57 "PERMITTED LOAN" means a loan to Blackstone Group secured by the Interests owned by the Blackstone Group and the aggregate principal amount of which does not exceed fifty percent (50%) of the value of the Blackstone Group's Interest, on the date of the making of such loan and such value being determined based on (A) the difference between (i) the Value of the common shares of PGRT into which the Units owned by the Partnership are convertible on the date of the making of the loan, less (ii) the amounts outstanding under the Partnership Loan Agreement on the date of the making of the loan, multiplied by (B) the Percentage Interest of the Blackstone Group on the date of the making of the loan.

              1.58 "PERSON" means any individual, general partnership, limited partnership, limited liability company, corporation, trust or other association or entity.

              1.59 "PGRT" means Prime Group Realty Trust, a Maryland business trust.

              1.60 "PRIME DEFAULT" means a Put Default, Call Default or Single Purpose Entity Default caused by, or resulting from an act or omission of, the Prime Group.


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              1.61   "PRIME GROUP" means Prime, Prime GP and their
Transferees treated as a single entity in accordance with the community of interest provisions of SECTION 9.4 hereof.

              1.62 "PROFITS" and "Losses", and reference to any item of income, gain, loss or deduction thereof, means, for each Partnership taxable year or other period, an amount equal to the Partnership's taxable income or loss for such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

              (i) Any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be added to such taxable income or loss;

              (ii)   Any expenditures of the Partnership described in Code
       Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i) and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be subtracted from such taxable income or loss;

              (iii) In the event the Gross Asset Value of any Partnership asset is adjusted pursuant to subparagraph (ii) or (iv) of the definition of Gross Asset Value hereof, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;

              (iv) Gain or loss resulting from any disposition of property (including distribution of Units pursuant to exercise of a Put or Call) shall be computed by reference to the Gross Asset Value of the property disposed of notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

              (v) In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Partnership taxable year or other period, computed in accordance with the definition of Depreciation herein;

              (vi) Notwithstanding any other provision of this definition of "Profits" and "Losses," any items which are specially allocated pursuant to ARTICLE IV hereof shall not be taken into account in computing Profits or Losses; and

              (vii) The distribution of any property to a partner in which taxable gain or loss is not recognized, in whole or in part, shall be treated as if the Partnership sold such property for its Gross Asset Value.

              1.63 "PROPERTY" means Units in the Operating Partnership and any other cash or investments or other assets held by the Partnership.


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              1.64   "PUT" has the meaning set forth in SECTION 9.5(a).

              1.65 "PUT DEFAULT" means the failure of the parties hereto to consummate the transactions contemplated by SECTION 9.5(a) hereof.

              1.66 "PUT DEFAULT PRICE" means the amount necessary to be paid to the Blackstone Group so that the Blackstone Group will receive a 20% pre-tax internal rate of return to the date of the consummation of the purchase or redemption of the Blackstone Group's Interests hereunder (compounded annually) on the aggregate amount of (i) all Capital Contributions made by Blackstone Group and (ii) all Enforcement Costs incurred by the Blackstone Group in enforcing the Put, after taking into account the timing and the amount of all such Capital Contributions and Enforcement Costs and the timing and the amount of all distributions of Available Cash Flow and the fair market value of other property distributed to the Blackstone Group by the Partnership.

              1.67 "PUT EVENT" means the earliest to occur of (i) May 17, 2000, (ii) a default by the Partnership has occurred under the Partnership Loan Agreement and the Partnership has failed to cure or have waived such default within the applicable cure period, if any, (iii) a Dividend Reduction and (iv) a Single Purpose Entity Default which is a Prime Default.

              1.68 "PUT PRICE" means the amount necessary to be paid to the Blackstone Group so that the Blackstone Group will receive a 16.8% pre-tax internal rate of return to the Scheduled Closing Date (compounded annually) on the aggregate amount of all Capital Contributions made by Blackstone Group, after taking into account the timing and the amount of all such Capital Contributions and the timing and the amount of all distributions of Available Cash Flow and the fair market value of other property distributed to the Blackstone Group by the Partnership.

              1.69 "REGULATIONS" means the Income Tax Regulations, including Temporary Regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

              1.70   "REQUESTED AMOUNT" has the meaning set forth in SECTION
3.4(a).

              1.71   "REQUIRED FUNDS" has the meaning set forth in SECTION
3.3.

              1.72   "SCHEDULED CLOSING DATE" has the meaning set forth in
SECTION 9.5(d)

              1.73 "SINGLE PURPOSE ENTITY" means a limited liability company or limited partnership which (i) is organized solely for the purpose of holding, directly, a general or limited partnership interest in the Partnership, (ii) will not engage in any business other than that relating to its ownership of its Interest in the Partnership, (iii) will not have any assets other than its Interest in the Partnership and the proceeds thereof,
(iv) will not engage in, seek or consent to any dissolution, winding up, liquidation, consolidation, merger or asset sale other than as permitted by this Agreement, (v) will maintain its accounts, books and records separate from any other person or entity, (vi) will not commingle its funds or assets with those of any other entity,


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(vii) will conduct its business only in its name, (viii) will pay its own liabilities out of its own funds and assets, (ix) will observe all limited liability company or limited partnership formalities, as applicable, (x) does not have any indebtedness other than as permitted by this Agreement, (xi) will not assume or guarantee or become obligated for the debts of any other entity or hold out its credit as being available to satisfy the obligations of any other entity, (xii) other than as permitted by this Agreement, will not pledge its assets for the benefit of any other person or entity and
(xiii) other than as permitted by this Agreement, will not make loans to any person or entity.

              1.74 "SINGLE PURPOSE ENTITY DEFAULT" means a breach by a Partner of the covenant set forth in Section 9.1(b) which breach is not cured within thirty (30) days after receipt of written notice of such default by the Defaulting Partner. Notwithstanding the foregoing, the Partners acknowledge and agree that if, at any time, a Partner is no longer a Single Purpose Entity, such Partner may cure such breach by transferring its Interest to an Affiliate of such Partner which Affiliate is a Single Purpose Entity.

              1.75   "TAX MATTERS PARTNER" has the meaning set forth in
SECTION 7.4.

              1.76 "TRANSFER" means, as a noun, any voluntary or involuntary transfer, sale, pledge, hypothecation or other disposition or encumbrance and, as a verb, voluntarily or involuntarily to transfer, sell, pledge, hypothecate or otherwise dispose of or encumber.

              1.77 "TRANSFEREE" means any Person who has acquired a beneficial interest in the Interest of a Partner in the Partnership.

              1.78 "UNIT" means an ownership interest in the Operating Partnership, which Unit is exchangeable into one common share of PGRT, subject to adjustment as set forth in the OP Agreement.

              1.79 "VALUE" means, with respect to an equity interest which is publicly traded, an amount equal to the average daily closing price of such equity interest as quoted in the Midwest Edition of THE WALL STREET JOURNAL for the ten trading days (or such number of days the equity interest has traded if less than ten) immediately preceding the required date for the determination of the value of such equity interests.

              1.80   "WITHDRAWAL NOTICE" has the meaning set forth in SECTION
9.7.

              1.81   "WITHDRAWING PARTNER" has the meaning set forth in
SECTION 9.7.


                                     ARTICLE II

                                  THE PARTNERSHIP

              2.1 ORGANIZATION. The Partners form the Partnership upon all of the terms, covenants and conditions herein contained, solely for the purpose and scope set forth in this

Agreement. Except as otherwise expressly provided herein to the contrary, the administration and termination of the partnership, and the rights and obligations of the Partners, shall be governed by the Delaware Revised Uniform Limited Partnership Act.

              2.2 PARTNERSHIP NAME. The name of the Partnership shall be "Primestone Investment Partners L.P." and all business of the Partnership shall be conducted in such name or such other name as the General Partners shall determine. The Partnership shall hold all of its property in the name of the Partnership and not in the name of any Partner.

              2.3 PURPOSE. The purpose and business of the Partnership shall be to acquire, hold, finance, encumber, exchange, dispose of or otherwise deal with Units or the proceeds of Units and to do any and all other acts which may be necessary or incidental to the foregoing.

              2.4 PRINCIPAL PLACE OF BUSINESS. The principal place of business of the Partnership shall be 77 West Wacker Drive, Suite 3900, Chicago, Illinois 60601 or such other location as may be Approved by the General Partners from time to time.

              2.5 TERM. The term of the Partnership shall commence on the date of the execution of this Agreement and the filing of the Certificate in the applicable governmental office in the State of Delaware in accordance with the Act (or any predecessor statutes to the Act) and shall continue until the winding up and liquidation of the Partnership and its business is completed, as provided in ARTICLE X hereof.

              2.6 SCOPE OF AUTHORITY. Except as expressly and specifically provided in this Agreement, no Partner shall have any authority to act for, or assume any obligations or responsibility on behalf of, the other Partners or the Partnership.

              2.7 RESERVATION OF OTHER BUSINESS OPPORTUNITIES. No business opportunities other than those actually exploited by the Partnership pursuant to SECTION 2.3 shall be deemed the property of the Partnership, and any Partner or its Affiliates may engage in or possess an interest in any business venture, independently or with others, of any nature or description; and neither any other Partner nor the Partnership shall have any rights by virtue hereof in and to such other business ventures, or to the income or profits derived therefrom. The provisions of this SECTION 2.7 shall be subject to, and not in any way affect the enforceability of, any separate agreement by a Partner or any Affiliate thereof restricting or prohibiting certain business activities of such Partner or Affiliate.

              2.8    FILINGS; AGENT FOR SERVICE OF PROCESS.

              (a) As soon as practicable after execution of this Agreement, the Managing General Partner shall file the Certificate in the office of the Secretary of State of Delaware in accordance with the provisions of the Act. The Managing General Partner shall take any and all other actions reasonably necessary to perfect and maintain the status of the Partnership as a limited partnership under the laws of the State of Delaware.
 The Managing General Partner shall cause amendments to the Certificate to be filed whenever required by the Act. Such amendments may be executed by the Managing General Partner only.

              (b) The Managing General Partner shall execute and cause to be filed original or amended Certificates and shall take any and all other actions as may be reasonably necessary to perfect and maintain the status of the Partnership as a limited partnership or similar type of entity under the laws of any other states or jurisdictions in which the Partnership engages in business.

              (c) The agent for service of process on the Partnership in the State of Delaware, and other appropriate states, shall be CT Corporation or such successor registered agents as may be selected by the General Partners.

              (d) Upon the dissolution of the Partnership, the Managing General Partner (or, in the event there is no remaining Managing General Partner, the Person responsible for the winding up and dissolution of the Partnership) shall promptly execute and cause to be filed certificates of dissolution in accordance with the Act and the laws of any other states or jurisdictions in which the Partnership has filed certificates.

                                    ARTICLE III
                          PARTNERS' CAPITAL CONTRIBUTIONS;

                       ADDITIONAL FINANCING AND CONTRIBUTIONS

              3.1 SCHEDULED CAPITAL CONTRIBUTIONS. As of the execution and delivery of this Agreement, Blackstone and Blackstone GP shall contribute cash, and Prime and Prime GP shall contribute Units, to the Partnership, in the manner and in accordance with the terms required by the Contribution Agreement.

              3.2 CAPITAL ACCOUNTS. The name, address and Percentage Interest of each Partner are set forth on EXHIBIT A attached hereto. A separate "Capital Account" shall be maintained by the Partnership for each Partner in accordance with this SECTION 3.2 and the definitions hereof. The Capital Account balances of each Partner as of the date of execution of this Agreement are as described in EXHIBIT A.

              3.3 ADDITIONAL FINANCING. The sums of money required to finance the business and affairs of the Partnership shall be derived from a loan from a Person or Persons satisfactory to the General Partners in the aggregate principal amount of up to $40,000,000, the Capital Contributions already made by the Partners to the Partnership, from funds generated from the operation and the business of the Partnership and from any additional Capital Contributions, loans, bond financing or other indebtedness incurred by the Partnership. In the event the General Partners determine that additional financing is needed by the Partnership for any reason (the "Required Funds"), the General Partners may, in such amounts and at such times as the General Partners shall determine to be necessary or appropriate, cause the Partnership to borrow money, enter into loan arrangements, issue debt securities, obtain letters of credit or otherwise borrow money on a secured or unsecured basis. If such financing is not available to the Partnership or, in the reasonable determination of the General Partners is not available at a reasonable cost or upon reasonable terms and conditions, then the General Partners may seek additional Capital Contributions from the Partners in accordance with SECTION 3.4 hereof.

              3.4    CAPITAL CALLS.

              (a) If the General Partners determine that Required Funds are needed and that financing therefore (in addition to the funds available under the Partnership Loan Agreement) is not available as set forth in
SECTION 3.3 HEREOF, the General Partners may, by notice to the other Partners (the "Cash Needs Notice"), given at any time or from time to time, call upon each Partner to contribute to the Partnership a share of the Required Funds equal to its Percentage Interest of the Required Funds. Each Partner's share of the Required Funds set forth in the Cash Needs Notice is referred to herein as the "Requested Amount." A Cash Needs Notice shall be executed by all of the General Partners and be accompanied by documentation confirming the actual or estimated amount of such cash needs and itemizing how the Required Funds will be applied.

              (b) Within thirty (30) days after the giving of the Cash Needs Notice, each Partner shall contribute to the Partnership an amount equal to such Partner's Requested Amount. If any Partner (a "Non-contributing Partner") fails to advance to the Partnership such Partner's Requested Amount when required to do so, a Partner which has advanced its Requested Amount (the "Contributing Partner"), shall have the right to make a loan (a "Capital Loan") to the Non-contributing Partner by advancing to the Partnership the Requested Amount due from the Non-contributing Partner.

              (c) If a Contributing Partner elects to make a Capital Loan, the Capital Loan made by the Contributing Partner shall bear interest at a rate equal to twenty percent (20%) per annum compounded annually.
Thereafter, all Available Cash Flow or other proceeds which would otherwise be payable or distributable to the Non-contributing Partner shall be paid or distributed to the Contributing Partner making a Capital Loan until such Contributing Partner has received an amount equal to the outstanding principal balance of the Capital Loan plus all accrued and unpaid interest as aforesaid on the amount remaining from time to time outstanding. All funds so paid or distributed to the Contributing Partner as a result of the Capital Loan shall be applied first to accrued and unpaid interest and then to principal. Notwithstanding anything to the contrary contained herein, a Non-contributing Partner shall have the right to repay in full or in part at any time any Capital Loan made the Contributing Partner, any such payment being applied first to accrued and unpaid interest and then to principal on such Capital Loan. Each Capital Loan and all accrued and unpaid interest thereon shall be due and payable by the Non-contributing Partner to the Contributing Partner (with full recourse) on the date five years from the date of advance of such Capital Loan if not required to be repaid earlier as provided herein.

              3.5 ADDITIONAL LOANS OR CAPITAL CONTRIBUTIONS BY PARTNERS. Except as expressly provided in this ARTICLE III, no Partner shall make any loan or Capital Contribution to the Partnership unless Approved by the General Partners.

              3.6 NO THIRD PARTY BENEFICIARIES. Notwithstanding anything herein to the contrary, no creditor of the Partnership or any other Person (other than the Partners) shall be entitled to enforce the obligations of the Partners under this ARTICLE III to make Capital Contributions to the Partnership.

                                     ARTICLE IV

                                    ALLOCATIONS

              4.1 PROFITS AND LOSSES. After giving effect to the special allocations set forth in SECTION 4.3 hereof, Profits for any Partnership taxable year that includes, or begins subsequent to, the date hereof shall be allocated as follows:

              (a) PROFITS -- PARTNERSHIP OPERATIONS. Profits for any taxable year of the Partnership (excluding any Partnership taxable year in which a Put Default or Call Default occurs) shall be allocated among the Partners, PRO RATA, in accordance with their respective Percentage Interests.

              (b) PROFITS -- PUT/CALL DEFAULT. Profits for any Partnership taxable year in which a Put Default or Call Default occurs shall be allocated to the Partners, PRO RATA, in accordance with the relative amounts to be allocated pursuant to this SECTION 4.1(b), so much of the remaining Profits (and items of income and gain thereof) as is necessary to cause, as nearly as possible, the positive balance in each Partner's Capital Account (determined after taking into account any allocations required under SECTION 4.3 and before taking into account any distributions made within such Partnership taxable year) to be equal to the Available Cash Flow that would be distributed in the Partnership taxable year in which such Put Default or Call Default occurs, and in each subsequent Partnership taxable year, to such Partner in the amounts and sequence set forth in SECTIONS 5.1 AND 9.6, calculated as if all the remaining assets of the Partnership were sold for cash at their respective Gross Asset Values and all Available Cash Flow was distributed.

       4.2 ALLOCATION OF LOSSES. After giving effect to the special allocations set forth in SECTION 4.3 hereof, Losses for any Partnership taxable year that includes, or begins subsequent to, the date hereof shall be allocated in accordance in the following order and priority:

              (a) LOSSES -- PARTNERSHIP OPERATIONS. Losses, other than those in any Partnership taxable year in which a Put Default or Call Default occurs, shall be allocated among the Partners, PRO RATA, in proportion to their Percentage Interests.

              (b) LOSSES -- PUT/CALL DEFAULT. Losses in any Partnership taxable year in which a Put Default or Call Default occurs shall be allocated to the Partners, PRO RATA, in accordance with the relative amounts to be allocated pursuant to this SECTION 4.2(b), so much of the remaining Losses as is necessary to cause as nearly as possible, the positive balance in each Partner's Capital Account (determined after taking into account any allocations required under SECTION 4.3 and before taking into account any distributions made within such Partnership taxable year) to be equal to the Available Cash Flow that would be distributed in the Partnership taxable year in which such Put Default or Call

       Default occurs, and in each subsequent Partnership taxable year, to such Partner in the amounts and sequence set forth in SECTIONS 5.1 AND 9.6, as if all the remaining assets of the Partnership were sold for cash at their respective Gross Asset Values and all Available Cash Flow was distributed.

              4.3 SPECIAL ALLOCATIONS. The following special allocations will be made in following order and priority:

                      (a) If there is a net decrease in Partnership Minimum Gain during any Partnership taxable year, each Partner will be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in proportion to, and to the extent of, an amount equal to such Partner's share of the net decrease in Partnership Minimum Gain determined in accordance with Regulations Section 1.704-2(g)(2).
 The items to be allocated will be determined in accordance with Regulations
Section 1.704-2(f). This SECTION 4.3(a) is intended to comply with such Sections of the Regulations and will be interpreted consistently therewith.

                      (b)   The allocations otherwise required pursuant to
SECTION 4.3(a) hereof will not apply to a Partner to the extent that: (i) such Partner's share of the net decrease in Partnership Minimum Gain is caused by a guaranty, refinancing or other change in the instrument evidencing a nonrecourse debt of the Partnership which causes such debt to become a partially or wholly recourse debt or a Partner Nonrecourse Debt, and such Partner bears the economic risk of loss (within the meaning of Regulations Section 1.752-2) for such changed debt; or (ii) such Partner's share of the net decrease in Partnership Minimum Gain results from the repayment of a nonrecourse liability of the Partnership, which repayment is made using funds contributed by such Partner to the capital of the Partnership; or (iii) the Internal Revenue Service, pursuant to Regulations
Section 1.704-2(f)(4), waives the requirement of such allocation in response to a request for such waiver made by the General Partners on behalf of the Partnership; or (iv) additional exceptions to the requirement of such allocation are established by revenue rulings issued by the Internal Revenue Service pursuant to Regulations Section 1.704-2(f)(5), which exceptions apply to such Partner, as determined by the General Partners.

                      (c) If there is a net decrease in Partner Minimum Gain attributable to Partner Nonrecourse Debt during any Partnership taxable year, determined in accordance with Regulations Section 1.704-2(i)(3), then, except as provided in Regulations Section 1.704-2(i)(4), each Partner who has a share of the Partner Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5), will be allocated items of income and gain for such Partnership taxable year (and, if necessary, subsequent Partnership taxable years) equal to such Partner's share of the net decrease in Partner Minimum Gain. The items to be allocated will be determined in accordance with Regulations Section 1.704-2(j)(2).
This SECTION 4.3(c) is intended to comply with Regulations Section 1.704-2(i) and will be applied and interpreted in accordance with such Regulation.

                      (d) Any item of Partnership loss, deduction or expenditure under Code Section 705(a)(2)(b) attributable to Partner Nonrecourse Debt will be allocated in accordance with Regulations Section 1.704-2(i) to the Partner who bears the economic risk of loss for such Partner Nonrecourse Debt.

                      (e) In the event any Partner unexpectedly receives any adjustments, allocations or distributions described in Regulations
Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) resulting in an Adjusted Capital Account Deficit for such Partner, items of income and gain will be specially allocated to such Partner in any amount and manner sufficient to eliminate, to the extent required by the Regulations, such Adjusted Capital Account Deficit as quickly as possible. The items to be allocated will be determined in accordance with Regulations Section 1.704-1(b)(2)(ii)(d)(6). This SECTION 4.3(e) is intended to comply with Regulations Section 1.704-1(b)(2)(ii)(d) and will be applied and interpreted in accordance with such Regulation.

                      (f) In the event any Partner has a deficit Capital Account at the end of any Partnership taxable year in excess of the sum of the amount which such Partner is obligated to restore pursuant to any provision of this Agreement or pursuant to Regulations Section 1.704-1(b)(2)(ii)(c) and the amount such Partner is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Partner will be specially allocated items of Partnership income and gain (consisting of a pro rata portion of each item of Partnership income and gain) to eliminate such excess deficit Capital Account as quickly as possible, provided that an allocation pursuant to this SECTION 4.3(f) will be made to a Partner if and only to the extent that such Partner would have a deficit Capital Account in excess of such sum after all other allocations provided for in this ARTICLE IV have been tentatively made.

                      (g) No items of loss or deduction will be allocated to any Partner to the extent that any such allocation would cause the Partner to have an, or increase the amount of an existing, Adjusted Capital Account Deficit at the end of any Partnership taxable year. All items of loss or deduction in excess of the limitation set forth in the immediately preceding sentence will be allocated among such other Partners which do not have Adjusted Capital Account Deficit balances, pro rata, in proportion to their Percentage Interests, until no Partner may be allocated any further items of loss or deduction without creating or increasing an Adjusted Capital Account Deficit. Thereafter , any remaining items of loss or deduction will be allocated to the General Partners, pro rata, in proportion to their relative aggregate Capital Contributions made prior to the last day of the period to which the loss or deduction relates. To the extent an item of loss or deduction is allocated pursuant to this Section 4.3(g) in a manner other than in proportion to relative Percentage Interests, then in subsequent taxable periods, items of income and gain shall be allocated to reverse any such disproportionate allocation of items of loss or deduction.

                      (h) To the extent an adjustment to the adjusted tax basis of any Property pursuant to Sections 734(b) or 743(b) of the Code is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts will be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss will be specially allocated among the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Regulations.

              4.4    CURATIVE ALLOCATIONS.

              (a) The "Regulatory Allocations" consist of the "Basic Regulatory Allocations," as defined in SECTION 4.4(b) hereof, the "Nonrecourse Regulatory Allocations," as defined in SECTION 4.4(c) hereof, and the "Partner Nonrecourse Regulatory Allocations," as defined in SECTION 4.4(d) hereof.

              (b) The "Basic Regulatory Allocations" consist of allocations pursuant to SECTIONS 4.3(e), 4.3(f), 4.3(g) and 4.3(h) hereof. Notwithstanding any other provision of this Agreement, other than the Regulatory Allocations, the Basic Regulatory Allocations shall be taken into account in allocating items of income, gain, loss and deduction among the Partners so that, to the extent possible, the net amount of such allocations of the Basic Regulatory Allocations and such other items to each Partner shall be equal to the net amount that would have been allocated to each such Partner as if the Basic Regulatory Allocations had not occurred. For purposes of applying the foregoing sentence, allocations pursuant to this
SECTION 4.4(b) shall only be made with respect to allocations pursuant to
SECTION 4.3(h) hereof to the extent the General Partners reasonably determine that such allocations will otherwise be inconsistent with the economic agreement among the parties to this Agreement.

              (c) The "Nonrecourse Regulatory Allocations" consist of all allocations pursuant to SECTIONS 4.3(a) hereof. Notwithstanding any other provision of this Agreement, other than the Regulatory Allocations, the Nonrecourse Regulatory Allocations shall be taken into account in allocating items of income, gain, loss and deduction among the Partners so that, to the extent possible, the net amount of such allocations of the Nonrecourse Regulatory Allocations and such other items to each Partner shall be equal to the net amount that would have been allocated to each such Partner if the Nonrecourse Regulatory Allocations had not occurred. For purposes of applying the foregoing sentence, no allocations pursuant to this SECTION 4.4(c) shall be made prior to the Partnership taxable year during which there is a net decrease in Partnership Minimum Gain, and then only to the extent necessary to avoid any potential economic distortions caused by such net decrease in Partnership Minimum Gain.

              (d) The "Partner Nonrecourse Regulatory Allocations" consist of all allocations pursuant to SECTIONS 4.3(c) AND 4.3(d) hereof. Notwithstanding any other provision of this Agreement, other than the Regulatory Allocations, the Partner Nonrecourse Regulatory Allocations shall be taken into account in allocating items of income, gain, loss and deduction among the Partners so that, to the extent possible, the net amount of such allocations of the Partner Nonrecourse Regulatory Allocations and such other items to each Partner shall be equal to the net amount that would have been allocated to each such Partner if the Partner Nonrecourse Regulatory Allocations had not occurred. For purposes of applying the foregoing sentence (i) no allocations pursuant to this SECTION 4.4(d) shall be made with respect to allocations pursuant to SECTION 4.3(c) relating to a particular Partner Nonrecourse Debt prior to the Partnership taxable year during which there is a net decrease in Partner Minimum Gain attributable to such Partner

Nonrecourse Debt, and then only to the extent necessary to avoid any potential economic distortions caused by such net decrease in Partner Minimum Gain, and (ii) allocations pursuant to this SECTION 4.4(d) shall be deferred with respect to allocations pursuant to SECTION 4.3(d) hereof relating to a particular Partner Nonrecourse Debt to the extent the General Partners determine that such allocations are likely to be offset by subsequent allocations pursuant to SECTION 4.3(c) hereof.

              (e) The General Partners may, with respect to each Partnership taxable year, (i) apply the provisions of SECTIONS 4.4(b), 4.4(c) and 4.4(d) hereof in whatever order is likely to minimize the economic distortions that might otherwise result from the Regulatory Allocations and
(ii) divide all allocations pursuant to SECTIONS 4.4(b), 4.4(c) and 4.4(d) hereof among the Partners in a manner that is likely to minimize such economic distortions.

              4.5    OTHER ALLOCATION RULES.

              (a) For purposes of determining the Profits, Losses or any other items allocable to any period, Profits, Losses and any such other items shall be determined on a daily, monthly or other basis, as determined by the General Partners, using any permissible method under Code Section 706 and the Regulations thereunder.

              (b) For purposes of Regulations Section 1.752-3(a)(3), the Partners agree that Nonrecourse Liabilities of the Partnership in excess of the sum of (i) the amount of Partnership Minimum Gain and (ii) the total amount of built-in gain (as defined in Regulations Section 1.752-3(a)(2)) shall be allocated among the Partners in accordance with their respective Percentage Interests.

              (c) In the event Interests are transferred in accordance with the provisions of ARTICLE VIII hereof during any Partnership taxable year, the distributive share of Partnership income, gain, loss and deductions attributable to such transferred Interests for that taxable year shall be apportioned between the transferor Partner and the person to whom the Interest is transferred (the "Transferee") as determined by the Transferor and Transferee, but subject to the constraints and limitations imposed by Code Section 706. Distributions with respect to Interests transferred shall be made only to Partners of record on a date designated by the General Partners as the date of such distribution.

              4.6    TAX ALLOCATIONS; CODE SECTION 704(c).

                      (a) In accordance with Code Section 704(c) and the Regulations thereunder, solely for income tax purposes, income, gain, loss and deduction with respect to any property contributed to the capital of the Partnership (including income, gain, loss and deduction determined with respect to the alternative minimum tax) shall be allocated among the Partners so as to take account of any variation between the adjusted basis of such property to the Partnership for federal income tax purposes (including such adjusted basis for alternative minimum tax purposes) and its initial Gross Asset Value, including, but not limited to, special allocations to a contributing Partner that are required under Code Section 704(c) to be made upon distribution of such property to any of the non-contributing Partners.

                      (b) In the event the Gross Asset Value of any Partnership asset is adjusted pursuant to paragraph (ii) of the definition of "Gross Asset Value" contained herein, solely for federal income tax purposes, subsequent allocations of income, gain, loss and deduction with respect to such asset (including income, gain, loss and deduction determined with respect to the alternative minimum tax) will take account of any variation between the adjusted basis of such asset (including such adjusted basis for alternative minimum tax purposes) and its Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations thereunder.

                      (c) Any elections or other decisions relating to allocations under this SECTION 4.6, including the selection of any allocation method permitted under Regulations Section 1.704-3, will be made as Approved by the General Partners. Except as otherwise provided in this SECTION 4.6, all items of Partnership income, gain, loss, deduction and credit will for tax purposes be divided among the Partners in the same manner as they share correlative Profits, Losses or Partnership items of income, gain, loss or deduction, as the case may be, for the taxable year. Allocations pursuant to this SECTION 4.6 are solely for purposes of federal, state and local taxes and will not affect, or in any way be taken into account in computing, any Partner's Capital Account or share of Profits, Losses or other items or distributions pursuant to any provision of this Agreement.

                      (d) If any taxable item of income or gain is computed differently from the taxable item of income or gain which results for purposes of the alternative minimum tax, then to the extent possible, without changing the overall allocations of items for purposes of either the Partners' Capital Accounts or the regular income tax (i) each Partner will be allocated items of taxable income or gain for alternative minimum tax purposes taking into account the prior allocations of originating tax preferences or alternative minimum tax adjustments to such Partner (and its predecessors) and (ii) other Partnership items of income or gain for alternative minimum tax purposes of the same character that would have been recognized, but for the originating tax preferences or alternative minimum tax adjustments, will be allocated away from those Partners that are allocated amounts pursuant to clause (i) so that, to the extent possible, the other Partners are allocated the same amount, and type, of alternative minimum tax income and gain that would have been allocated to them had the originating tax preferences or alternative minimum tax adjustments not occurred.

                      (e) If any portion of gain recognized from the disposition of property by the Partnership represents the "recapture" of previously allocated deductions by virtue of the application of Code Section 1245 or 1250 ("RECAPTURE GAIN"), such Recapture Gain will be allocated as follows:

       FIRST, to the Partners, pro rata, in proportion to the lesser of each Partner's (i) allocable share of the total gain recognized from the disposition of such Partnership property and (ii) share of depreciation or amortization with respect to such property (as determined under Regulations

Sections 1.1245-1(e)(2) and (3)), until each such Partner has been allocated Recapture Gain equal to such lesser amount; and

       SECOND, the balance of Recapture Gain will be allocated among the Partners whose allocable shares of total gain exceed their shares of depreciation or amortization with respect to such property (as determined under Regulations Sections 1.1245-1(e)(2) and (3)), in proportion to their shares of total gain (including Recapture Gain) from the disposition of such property;

provided, however, that no Partner will be allocated Recapture Gain under this SECTION 4.6(e) in excess of the total gain allocated to such Partner from such disposition.

                                     ARTICLE V

                                   DISTRIBUTIONS

              5.1 DISTRIBUTIONS OF AVAILABLE CASH FLOW. Except as otherwise provided in SECTIONS 5.2 AND 9.6 hereof, Available Cash Flow, if any, shall be distributed within ten days after the receipt of distributions from the Operating Partnership to the Partners or otherwise upon receipt and, in each case, PRO RATA, in accordance with their respective Percentage Interests. Except as provided in ARTICLES IX OR X , the Partnership shall not distribute Property (other than Available Cash Flow) unless Approved by the General Partners.

              5.2 WITHHOLDING. Notwithstanding any other provision of this Agreement, the Managing General Partner is authorized to take any action that it determines to be necessary or appropriate to cause the Partnership to comply with any withholding requirements established under any federal, state or local tax law, including, without limitation, withholding on any distribution to any Partner. For all purposes of this ARTICLE V, any amount withheld on any distribution and paid over to the appropriate governmental body shall be treated as if such amount had, in fact, been distributed to the Partner.

                                     ARTICLE VI

                             MANAGEMENT OF PARTNERSHIP

              6.1 MANAGEMENT OF PARTNERSHIP. The exclusive management and control of the business and affairs of the Partnership shall be vested in the General Partners, and all actions Approved by the General Partners shall be deemed to be authorized and approved by or on behalf of the Partnership.
Each Partner hereby waives any and all claims such Partner may have against the Partnership or any other Partner for breach of fiduciary duty, or other similar responsibility or obligation, PROVIDED the Partnership is managed, and all decisions affecting the Partnership are made, in accordance with the terms of this Agreement. Notwithstanding the foregoing, it is understood and agreed that, except as otherwise provided in this Agreement, each General Partner shall have all of the rights and powers of a general partner as provided in the Act and as otherwise provided by law. In dealing with a General Partner on behalf of the Partnership, no Person shall be required to inquire into the authority of the General Partners to bind the Partnership. Persons dealing with the Partnership are entitled to rely conclusively on the power and authority of the General Partners as set forth in this Agreement.

              6.2 MANAGING GENERAL PARTNER. Prime GP, in its capacity as a General Partner, is hereby designated the original Managing General Partner. The Managing General Partner shall be responsible for conducting the ordinary and usual business and affairs of the Partnership as more fully set forth herein. In the event of a Prime Default, the Prime GP shall automatically be removed as the Managing General Partner and the Blackstone GP will be appointed the successor Managing General Partner; provided that the Blackstone GP shall not serve as Managing General Partner in the event of a Blackstone Default.

              6.3 APPROVAL OF THE GENERAL PARTNERS. Except as authorized pursuant to SECTION 6.4 below or otherwise contemplated in a Budget Approved by the General Partners, no act, including without limitation, voting of the Units, shall be taken or sum expended or obligation incurred by the Partnership, the Managing General Partner or any General Partner with respect to any matter affecting the Partnership unless Approved by the General Partners.

              6.4 DUTIES OF MANAGING GENERAL PARTNER. The Managing General Partner is hereby authorized to and shall perform or cause to be performed the following duties in accordance with and as limited by this Agreement and in accordance with the Budget:

              (a) Protect and preserve the title and interests of the Partnership with respect to the Property owned by the Partnership;

              (b) Pay all taxes, assessments and other impositions applicable to the Property owned by the Partnership;

              (c) Prepare and file tax returns and submit the returns along with other required tax information to the Partners;

              (d) Keep all books of account and other records of the Partnership in accordance with the provisions of this Agreement;

              (e) Employ independent professionals and consultants necessary or appropriate to carry on the business of the Partnership;

              (f) Maintain all funds held or received by the Partnership and invest such funds on a short term basis, to the extent not immediately needed for expenditures or distribution to the Partners, in (i) direct obligations of the United States or an agency thereof, (ii) commercial paper rated as P-1 by Moody's Investor Service or A-1 by Standard & Poor's Corp. or similarly rated by any successor to either of such investment rating services, (iii) readily redeemable money market funds, (iv) certificates of deposit or banker's acceptances (with a maturity not greater than 90 days) not to exceed One Hundred Thousand Dollars ($100,000) with any bank, or in any amount if such bank has (A) an investment grade rating by Moody's Investor Service or Standard & Poor's Corp. or any successor to either of such investment rating services and (B) a net worth of at least Five Hundred Million Dollars ($500,000,000) or (v) such other investments and accounts as may be Approved by the General Partners;

              (g) Deliver to the Partners, promptly after receipt, copies of all notices received by the Partnership from third parties asserting claims or exercising rights or options that are material to the business of the Partnership;

              (h) Obtain and maintain, as may be required by applicable law, such licenses, permits and governmental authorizations as are necessary for the lawful conduct of the business of the Partnership;

              (i) To the extent that funds of the Partnership are available therefor, pay all of the Partnership's debts and other obligations, including, without limitation, the loan made to the Partnership pursuant to the Partnership Loan Agreement, and make other expenditures in accordance with an approved Budget;

              (j)    Make distributions to the Partners in accordance with
ARTICLE V of this Agreement;

              (k) Prepare and file all necessary reports, statements and other documents with Governmental Authorities in connection with the business of the Partnership;

              (l) Perform and observe all covenants required to be performed and observed under the Loan Documents; and

              (m) Perform all other acts and obligations provided elsewhere in this Agreement to be performed by the Managing General Partner.

              Each General Partner shall have the obligation to devote such of its time to the affairs of the Partnership as is necessary for the effective operation and management of the business of the Partnership. Each General Partner shall use its good faith efforts to perform its duties described in this Agreement, but does not guarantee or warrant that such duties can or will be performed, nor shall such General Partner be liable for failure to perform any such duties, nor will any such failure constitute a breach of any obligation or duty hereunder, unless such failure is the result of gross negligence, fraud or bad faith, or willful misconduct (not including actions or omissions taken or omitted in good faith and in a manner reasonably expected to be in the best interests of the Partnership).

              6.5    COMPENSATION OF PARTNERS.

              (a) Except as may be expressly provided for in this Agreement, in an Approved Budget, or hereafter Approved by the General Partners, no payment will be made by the Partnership for the services of any Partner or any member, employee, agent or partner of any Partner or an Affiliate thereof.

              (b) The Managing General Partner, and all Affiliates thereof, shall be reimbursed by the Partnership for the reasonable out-of-pocket expenses incurred by the Managing General Partner, or an Affiliate thereof, on behalf of the Partnership in connection with the business and affairs of the Partnership, including all legal, accounting, travel and other similar expenses reasonably incurred by the Managing General Partner in connection with the management of the Partnership provided such expenses are
(i) in accordance with the Budget Approved by the General Partners, (ii) not in excess of $25,000 in any calendar year in the aggregate or (iii) otherwise Approved by the General Partners.

              6.6 BUDGET. Prior to the commencement of each fiscal year of the Partnership, the Managing General Partner shall prepare and submit to the Partners for consideration a budget (the "Budget") setting forth the estimated income and expenditures (capital, operating and other) of the Partnership for such fiscal year. When Approved by the General Partners, the Managing General Partner shall implement the Budget and shall be authorized to make the expenditures and incur the obligations provided for in the Budget. The Managing General Partner shall not pursue any activities or business on behalf of the Partnership which are not contemplated by the Budget or otherwise Approved by the General Partners.

              6.7 LIMITATION OF LIABILITY. Neither the General Partners, nor any officer, director, partner, employee or Affiliate of any General Partner shall be liable, responsible or accountable in damages or otherwise to the Partnership or any Partner for any action taken or failure to act on behalf of the Partnership within the scope of the authority conferred or obligation imposed on such Person by this Agreement or by law, unless such action or omission was performed or omitted fraudulently or in bad faith or constituted gross negligence or willful misconduct.

              6.8 INDEMNIFICATION. The Partnership shall indemnify and hold harmless the General Partners and other Partners and each of their respective partners, officers, directors, stockholders, employees, agents and Affiliates (collectively, the "Parties") from and against any loss, expense, damage or injury suffered or sustained by the Parties (or any of them) by reason of any acts, omissions, or alleged acts or omissions arising out of its or their activities on behalf of the Partnership or in furtherance of the interests of the Partnership, including, but not limited to, any judgment, award, settlement, reasonable attorney's fees and other costs or expenses incurred in connection with the defense of any actual or threatened action, proceeding or claim provided that the acts, omissions or alleged acts or omissions upon which such actual or threatened action, proceeding or claims are based were not performed or omitted fraudulently or in bad faith or as a result of gross negligence or willful misconduct by any such Party. Such indemnification shall be made only to the extent of the assets of the Partnership.

              6.9 NO PARTICIPATION IN MANAGEMENT. The Limited Partners shall not participate in the management or control of the Partnership's business, nor shall any Limited Partner transact any business for the Partnership or have the power to act for or bind the Partnership, said powers being vested solely and exclusively in the General Partners.

              6.10 NO PERSONAL LIABILITY. Except as otherwise specifically provided herein, the Limited Partners shall have no personal liability whatsoever, whether to the Partnership, to any of the Partners or to the creditors of the Partnership for the debts, obligations, expenses or liabilities of the Partnership or any of its losses beyond such Partner's Capital Contributions.

                                    ARTICLE VII
                                 BOOKS AND RECORDS

              7.1 BOOKS AND RECORDS. The Managing General Partner shall keep proper and usual books and records pertaining to the Partnership's business on an accrual basis in accordance with tax accounting principles or generally accepted accounting principles consistently applied, showing all of its assets and liabilities, receipts and disbursements, profits and losses, Partners' Capital Contributions and distributions and all transactions entered into by the Partnership. The books and records and all files of the Partnership shall be kept at its principal office or such other place as the Approved by the General Partners from time to time and the Partners and their representatives shall at all reasonable times upon reasonable prior written notice have reasonable access thereto during normal business hours for the purpose of inspecting or copying the same. The fiscal year of the Partnership shall end on December 31 of each year.

              7.2 BANK ACCOUNTS. Funds of the Partnership shall be deposited in an account or accounts in the bank or banks or other financial institution or institutions Approved by the General Partners. Such account or accounts shall be in the name of the Partnership and shall be subject to withdrawal only upon signatures of those Persons authorized from time to time by the Managing General Partner.

              7.3 TAX RETURNS. Federal, state and local tax returns of the Partnership shall be prepared and timely filed by or at the direction of the Managing General Partner at the expense of the Partnership. The Managing General Partner agrees that it shall submit a draft of the Partnership's tax returns to Blackstone Group for Blackstone Group's approval not less than ten
(10) Business Days prior to the filing of such tax returns.

              7.4 TAX DECISIONS AND ELECTIONS. The Managing General Partner is hereby designated the "Tax Matters Partner" of the Partnership for all purposes under this Agreement and as such term is defined under the Code.
 The Tax Matters Partner shall make or revoke all elections and take all reporting positions which, in its discretion, it deems necessary or desirable for the Partnership. Each item of Partnership income and deduction shall be separately reported on each Partner's income tax return, pursuant to Regulations Section 1.702-1(a). The Tax Matters Partner shall, if requested in writing by a Partner, make the election under Code Section 754. Tax decisions and elections for the Partnership not provided for herein shall be determined and made by the General Partners.

              The following provisions shall apply with respect to the Tax Matters Partner.

              (a) The Tax Matters Partner shall be responsible for the filing of the Partnership information returns required under Section 6031 of the Code. Within thirty (30) days after the receipt by the Tax Matters Partner of the K-1 from the Operating Partnership, but no later than ten (10) Business Days before the due date for filing of the Partnership tax returns after giving effect to any requested extensions of such due date for filing, the Tax Matters Partner shall furnish to the Partnership's accountants sufficient information for the preparation of all required Partnership tax returns.

              (b) A Partner shall provide notice to the Tax Matters Partner of its intent to file an original or an amended income tax return of which such Partner will take a position with respect to a Partnership item that is inconsistent with the position taken by the Tax Matters Partner on the Partnership return. Such notice must be given at least thirty (30) days prior to the filing of such return. At such time, such Partner shall provide the Tax Matters Partner with a statement detailing the inconsistent item or items contained in such return. Within ten (10) Business Days of receipt of such statement, the Tax Matters Partner shall provide a copy of such statement to each Partner.

              (c) The Tax Matters Partner shall include in each Partnership return sufficient information to entitle each eligible Partner and any indirect partner (at its request) to notice from the Internal Revenue Service pursuant to Section 6223(a) of the Code.

              (d) Each General Partner reserves the right to participate in an audit proceeding.

              (e) Each Partner reserves the right to enter into a separate settlement agreement with the Internal Revenue Service. A Partner who enters into a settlement agreement with the Internal Revenue Service concerning a Partnership item shall notify the Tax Matters Partner of its terms within ten
(10) days of such agreement, and the Tax Matters Partner shall notify the other Partners of the terms of such agreement with ten (10) Business Days
after receiving such notice.   The Tax Matters Partner shall notify each
other Partner of the terms of any settlement offer received by it within ten
(10) Business Days of receiving such offer.

              (f) Each Partner reserves the right to file an administrative adjustment request under Section 6227 of the Code. Any Partner filing an administrative adjustment request shall notify the Tax Matters Partner of its contents within ten (10) Business Days after filing such request. The Tax Matters Partner shall notify each Partner of the contents of such request within ten (10) Business Days of the receipt of such notice.

              (g) All Partners shall report to the Tax Matters Partner the conversion of a Partnership item to a nonpartnership item under Section 6231(b) or any other provision of the Code within ten (10) Business Days of learning of the conversion.

              (h) Each General Partner reserves the right to file a petition for judicial review and to participate in a judicial proceeding under Section 6226 and 6228 of the Code. If the Tax Matters Partner files a petition for judicial review of an appeal under Section 6226 of the Code, it shall notify each Partner of such Petition or appeal within ten (10) days of such filing. Any other Partner filing a petition for judicial review or any appeal under Sections 6226 or 6228 of the

Code shall notify the Tax Matters Partner of such petition or appeal on or before the date of filing. The Tax Matters Partner shall notify each Partner of such filing within ten (10) Business Days of receipt of such notice from the filing Partner.

              (i) The Tax Matters Partner shall not agree to extend the statute of limitations for assessment without the Approval of the General Partners.

              (j) The provisions of this Section shall govern the conduct of all parties who are currently Partners and all parties who were Partners during the applicable Partnership taxable year. A Partner shall not be relieved of any duties or responsibilities imposed under this Section by the termination or Transfer of its Interest in the Partnership.

              (l)    All terms used in this Section that are defined in
Section 6231(a) of the Code shall have the meanings set forth therein.

              7.5 TAX EXAMINATION. Each Partner shall give prompt notice to the other Partners upon receipt of notice that the Internal Revenue Service or any state or local taxing authority intends to examine any Partnership income tax returns. The Tax Matters Partner shall promptly notify the Partners of the commencement of any administrative or judicial proceedings involving the tax treatment of items of Partnership income, loss, deductions and credits, and shall further keep the Partners fully informed of all material developments involved in such proceedings.

              7.6 FINANCIAL STATEMENTS. (a) The Managing General Partner, at the expense of the Partnership, shall prepare and furnish to the Partners promptly after the close of each fiscal quarter an unaudited statement showing the operation of the Partnership for such quarter, the balance in each Partner's Capital Account and the unpaid balance due under all obligations of the Partnership. The Managing General Partner, at the expense of the Partnership, shall cause to be prepared and furnished to the Partners promptly after the close of each fiscal year a balance sheet of the Partnership dated as of the end of the fiscal year, related statements of income or loss and changes in financial position for the Partnership for such fiscal year, and the same information for the fiscal year as is required to be included in the aforesaid quarterly reports.

              (b) The books of the Partnership shall be examined, certified and audited annually as of the end of each fiscal year of the Partnership by Ernst & Young or such other recognized firm of independent certified public accountants that is Approved by the General Partners. For each fiscal year of the Partnership, such accountants shall determine and prepare full financial statements, including, without limitation, a balance sheet, an income statement, a statement of changes in financial position and a statement of Available Cash Flow. The Managing General Partner shall as soon as reasonably practical after the end of each such fiscal year of the Partnership, transmit copies of the foregoing to each Partner. The cost of all audits and reports provided to the Partners pursuant to this Section shall be an expense of the Partnership.

                                    ARTICLE VIII
                  TRANSFER OR ASSIGNMENT OF PARTNERSHIP INTERESTS

              8.1    RESTRICTIONS ON TRANSFER.  Except as permitted by this
ARTICLE VIII and in SECTION 9.7, no Partner may Transfer all or any portion of its rights or Interest in the Partnership or withdraw or retire from the Partnership without the Approval of the General Partners, and any such attempted Transfer, withdrawal or retirement not permitted hereunder shall be null and void; provided, however, any Partner may Transfer its Interests to an Affiliate without the Approval of the General Partners but no such Transfer by a Partner to an Affiliate shall relieve the transferring Partner of its obligations hereunder unless approved by the General Partners.

              8.2    PLEDGES.

              (a) No Partner may pledge, encumber, lien or otherwise hypothecate its Interests other than as specifically set forth in this
Section 8.2.

              (b) One or more Partners in the Blackstone Group may pledge its respective Interests to secure repayment of a Permitted Loan. Prime GP or Prime may not pledge its Interests without the prior written consent of the Blackstone Group. Any Person to which Interests are pledged shall hold such security subject to the terms hereof and shall have no right to exercise any rights hereunder or receive any distributions hereunder until the occurrence and during the continuance of a default by such Partner under the applicable documentation pursuant to which such loan and security interests were granted. In addition, in the event such Person should foreclose upon the Interest, upon compliance with the provisions of SECTION 8.3 hereof, it, its designee or any Person to which it shall Transfer the Interests shall be entitled to become a substitute Partner hereunder with all concomitant rights, responsibilities and obligations.

              8.3 EFFECT OF TRANSFERS. In the event of any transfer or transfers permitted under this ARTICLE VIII, the Interests so transferred shall be and remain subject to all of the terms and provisions of this Agreement; the transferee shall be deemed to have assumed all of the obligations hereunder relating to the Interests so transferred; and except as set forth in SECTION 8.1, the transferor shall be deemed relieved of all obligations hereunder relating to the Interests so transferred that arise from and after the date of such transfer. Such Transferee shall become a substitute General Partner (if the Interest acquired is that of a General Partner) or substitute Limited Partner (if the Interest acquired is that of a Limited Partner) upon, and only upon (i) execution by the transferor and Transferee of such documents as counsel for the Partnership may reasonably require to effect such admission and assumption of the obligations hereunder; and (ii) payment of all reasonable expenses incurred in connection with such admission. A substitute General Partner or substitute Limited Partner has all of the rights and powers and is subject to all of the restrictions and obligations of its transferor. A Transferee of a Partner who is not admitted as a substitute General Partner or substitute Limited Partner has no right to interfere with or participate in the administration of the Partnership's business, operations, activities or affairs, to acquire any information or account of Partnership transactions or to inspect the Partnership books and shall not be deemed a "substituted general partner" or "substituted limited partner" as such terms are defined in the Act.

                                     ARTICLE IX
                         DISSOLUTION; PUT AND CALL OPTIONS

              9.1 DISABLING EVENT; SINGLE PURPOSE ENTITY. (a) In the event a Disabling Event occurs with respect to a General Partner, the Limited Partner within such General Partner's Group must appoint, within thirty (30) days of such Disabling Event, a replacement General Partner. Upon such appointment, the replacement General Partner shall succeed to the Interests and all of the rights and obligations of the General Partner which was subject to a Disabling Event.

              (b) Each Partner represents, warrants and covenants that it is and will remain a Single Purpose Entity.

              9.2 CERTAIN REMEDIES. For purposes of this ARTICLE IX, the Partner, after giving effect to SECTION 9.4 hereof, which has caused a Put Default, Call Default or Single Purpose Entity Default, shall be considered the "Defaulting Partner" and the other Partners, after giving effect to
SECTION 9.4 hereof, shall be considered the "Nondefaulting Partner". For purposes hereof, the references to a Nondefaulting Partner or a Defaulting Partner in the singular in a situation or context in which there are more than one Nondefaulting Partners or Defaulting Partners, respectively, the singular use of the term shall be deemed plural. For purposes hereof, in the event there are more than one Nondefaulting Partners, any election or decision to be made, or right to be exercised, by the Nondefaulting Partners shall be made only with the unanimous consent of the Nondefaulting Partners. Upon the occurrence of (i) a Put Default, (ii) a Call Default, or (iii) a Single Purpose Entity Default, the Defaulting Partner shall immediately be deemed an "Inactive Partner."

              9.3 INACTIVE PARTNER. A General Partner deemed an Inactive Partner shall not have any authority to approve or disapprove any decision regarding the exchange or vote of the Units, the remaining General Partner acting alone shall be authorized to take any action provided in this Agreement to be taken by the General Partners, and the consent and approval of the remaining General Partner shall be deemed to be the Approval of the General Partners.

              9.4    COMMUNITY OF INTEREST.

              (a) If Prime or Prime GP, or any of their respective Transferees are the Defaulting Partner, Nondefaulting Partner, Withdrawing Partner or Nonwithdrawing Partner, it shall be deemed that Prime, Prime GP, and all of their Transferees, are the "Defaulting Partner", "Nondefaulting Partner", "Withdrawing Partner" or "Nonwithdrawing Partner", respectively, and the entire Percentage Interests of Prime, Prime GP and their respective Transferees shall be deemed to be the "Percentage Interest" of the Defaulting Partner, Nondefaulting Partner, Withdrawing Partner or Nonwithdrawing Partner, as applicable, for the purposes hereof. In such case, Blackstone, Blackstone GP and all of their Transferees, shall be deemed the "Nondefaulting Partner", "Defaulting Partner", "Nonwithdrawing Partner" or "Withdrawing Partner", respectively, and the entire Percentage Interests of such parties shall be deemed to be the "Percentage Interest" of the Nondefaulting Partner, Defaulting Partner, Nonwithdrawing

Partner or Withdrawing Partner, as applicable, for the purposes hereof (and a notice of election served by any of such parties shall bind all such parties).

              (b) If Blackstone or Blackstone GP, or any of their respective Transferees, are the Defaulting Partner, Nondefaulting Partner, Withdrawing Partner or Nonwithdrawing Partner, it shall be deemed that Blackstone, Blackstone GP, and all of their Transferees, are the "Defaulting Partner", "Nondefaulting Partner", "Withdrawing Partner" or "Nonwithdrawing Partner", respectively, and the entire Percentage Interests of Blackstone, Blackstone GP and their respective Transferees shall be deemed to be the "Percentage Interest" of the Defaulting Partner, Nondefaulting Partner, Withdrawing Partner or Nonwithdrawing Partner, as applicable, for purposes hereof. In such case, Prime, Prime GP and all of their Transferees, shall be deemed the "Nondefaulting Partner", "Defaulting Partner", "Nonwithdrawing Partner" or "Withdrawing Partner", respectively, and the entire Percentage Interests of such parties shall be deemed to be the "Percentage Interest" of the Nondefaulting Partner, Defaulting Partner, Nonwithdrawing Partner or Withdrawing Partner, as applicable, for purposes hereof (and a notice of election served by any of such parties shall bind all such parties).

              9.5    PUT AND CALL SALE PROVISIONS.

              (a) At any time subsequent to a Put Event, Blackstone Group shall have the right to cause Prime Group, at Prime Group's election, either
(i) to purchase the Interests of Blackstone Group hereunder or (ii) cause the Partnership to purchase or redeem the Interests of Blackstone Group hereunder (provided that the Blackstone Group shall have no obligation to contribute or advance funds to the Partnership for use by the Partnership to purchase or redeem the Interests of the Blackstone Group) (a "Put"). Blackstone Group shall exercise such right by giving irrevocable written notice to Prime Group of the exercise of the Put pursuant to this SECTION 9.5(a). The purchase price or the redemption price, as applicable, for all the Interests of Blackstone Group pursuant to the SECTION 9.5(a) shall be the Put Price, which shall be payable as set forth in SECTION 9.5(d). In the event that a Put Default occurs which is a Prime Default then notwithstanding anything in this Agreement to the contrary other than as set forth in SECTION 9.6 hereof, Blackstone Group, as its sole and exclusive remedies, shall be (i) to act without the consent of the Prime Group to exchange, sell, refinance or otherwise dispose of all or any portion of the Property in the manner set forth in the last sentence of this SECTION 9.5(a), (ii) to receive one hundred percent (100%) of the Available Cash Flow of the Partnership, whether from the sale or disposition of the Property or otherwise, until the Blackstone Group in the aggregate has collected the Put Default Price and
(iii) if the Partnership is unable to convert the Units due to the ownership restrictions set forth in the Declaration of Trust of PGRT, to withdraw Units from the Partnership and transfer such Units to the Blackstone Partners in the manner and subject to the limitations set forth in the fifth sentence of SECTION 9.7 provided that it shall only withdraw the number of Units with a Value (as determined below) equal to the Put Default Price. If the Blackstone Group shall elect to withdraw Units, the Put Default Price shall be calculated using the date of such withdrawal as "the date of the consummation of the purchase or redemption of the Blackstone Group's Interest" (as used in the definition of Put Default Price) and the Value of the Units shall be determined based on the Value of the Units on such date. To the extent the Value of the Units withdrawn, determined as set forth above, is (i) greater than the Put Default

Price, then the Blackstone Group shall promptly pay such difference to the Prime Group and (ii) less than the Put Default Price, then the Prime Group shall promptly pay such difference to the Blackstone Group. Upon Blackstone Group's receipt of the Put Default Price, including through the withdrawal of Units, its Interests shall be deemed purchased or redeemed by the Partnership as determined by the Prime Group. If a Put Default or Call Default which is a Prime Default occurs, Blackstone Group agrees that (i) it shall use good faith efforts to sell only that portion of the Property as is necessary to provide sufficient proceeds to enable the Partnership to fund the balance of the Put Default Price to the Blackstone Group and (ii) all Units purchased by the Blackstone Group and/or the Partnership shall be sold prior to or, subject to clause (i) hereof, concurrently with, the sale of any Units contributed by the Prime Group.

              If a Put Default occurs which is a Blackstone Default, Prime Group shall have all the rights and remedies set forth in SECTION 9.5(b) as if a Call Default which is a Blackstone Default occurred and Blackstone Group shall automatically forfeit its right to cause a Put hereunder.

              (b) At any time subsequent to the earlier to occur of (A) May 17, 2000, or (B) a Single Purpose Entity Default which is a Blackstone Default, Prime Group shall have the right, at the Prime Group's election, either (i) to cause Blackstone Group to sell the Interests of Blackstone Group hereunder to the Prime Group or (ii) to cause the Partnership to purchase or redeem the Interests of Blackstone Group hereunder (provided that the Blackstone Group shall have no obligation to contribute or advance funds to the Partnership for use by the Partnership to purchase or redeem the Interests of the Blackstone Group) (the "Call"). Prime Group shall exercise such right by giving irrevocable written notice to Blackstone Group of the exercise of the Call pursuant to this SECTION 9.5(b). The purchase price or redemption price, as applicable, for all the Interests of Blackstone Group pursuant to the SECTION 9.5(b) shall be the Call Price and the Call Price shall be payable in cash as provided in SECTION 9.5(d) or, at the election of Prime Group, up to fifty percent (50%) of the Call Price may be paid by the delivery of Units or common shares of PGRT, which are registered (or have registration rights after an exchange of Units into common shares of PGRT pursuant to a registration rights agreement substantially in the form of Exhibit E to the Contribution Agreement) under the Securities Act of 1933, as amended; provided, the total number of Units or common shares of PGRT deliverable hereunder shall not exceed five percent (5%) of the total number of publicly traded common shares of PGRT PLUS the number of common shares of PGRT into which the Units owned by the Partnership are exchangeable (prior to any distribution of Units). Such shares shall be valued at their Value as of the Scheduled Closing Date. The parties hereto acknowledge and agree that in the event of a Call Default which is a Blackstone Default, the Prime Group, as its sole and exclusive remedies, (i) shall be entitled to specific performance of this SECTION 9.5(b) (or SECTION 9.5(a) if a Put Default occurs which is a Blackstone Default), (ii) shall receive one hundred percent (100%) of the Available Cash Flow of the Partnership whether from operations, the sale or disposition of the Property or otherwise and (iii) shall be paid by the Blackstone Group an amount equal to all Enforcement Costs incurred by the Prime Group plus an amount equal to twenty percent (20%) of such Enforcement Costs compounded annually from the date of the incurrence of such Enforcement Costs. Notwithstanding the foregoing, the Prime Group shall reserve or otherwise keep available for payment to the Blackstone Group cash or Property

(which Property shall be deemed available if it has not been distributed to the Prime Group) with a Value of not less than (i) the Call Price (or Put Price in the event of a Put Default which is a Blackstone Default) less (ii) the amount of Enforcement Costs.

              If Prime Group give Blackstone notice exercising the Call under this SECTION 9.5(b) and then fails to pay the Call Price at the Closing as required by this SECTION 9.5, then from and after such failure, Prime Group shall automatically forfeit its right to cause a Call hereunder.

              If a Call Default occurs which is a Prime Default, Blackstone Group shall have those rights and remedies set forth in SECTION 9.5(a) as if a Put Default which is a Prime Default occurred.

              (c) The parties hereto acknowledge and agree that compliance with the agreements in this SECTION 9.5 are necessary to protect the interests of the parties hereto, and that a breach by the parties of the provisions of this SECTION 9.5 will cause irreparable harm that cannot be compensated by monetary damages and that the parties hereto shall be entitled to specific performance of the provisions of this SECTION 9.5.

              (d)    The closing of a transaction pursuant to this SECTION
9.5 shall be held at the principal office of the Partnership on the date (the
"Scheduled Closing Date") determined in accordance with the following:   (i)
with respect to the closing of a Put, on the earlier to occur of (A) the 120th day following the date notice was given by Blackstone Group exercising the Put or (B) the date designated by the Prime Group upon not less than five
(5) Business Days notice to Blackstone Group or (ii) with respect to the closing of a Call, on the earlier to occur of (A) the 10th day following the date notice was given by the Prime Group exercising the Call or (B) the date designated by the Prime Group upon not less than five (5) Business Days notice to the Blackstone Group. At such closing, the Blackstone Group shall assign to the Partnership, Prime GP or Prime, as directed by the Prime Group, by such instruments of transfer as may reasonably be requested by such purchasing party, the Interest in the Partnership to be sold free and clear of all claims, liens, security interests and encumbrances and, at the request of the Partnership, Prime GP or Prime, as applicable, in order to properly set forth the record title to the assets of the Partnership, shall convey and transfer to the such purchasing party, with covenants of special warranty as to the selling party's Interest in the Partnership, an undivided percentage interest in the assets of the Partnership in the same percentage as the Blackstone Group's Percentage Interest and execute all other documents that may be necessary to effectuate the purposes of this Agreement. Except as set forth in SECTION 9.5(b) in the case of a Call, at the closing, the Partnership, Prime or Prime GP, as determined by the Prime Group, shall pay the purchase price for such Interest in the Partnership by wire transfer of immediately available funds; and the Partnership, Prime or Prime GP, as applicable, shall assume the obligations of the Blackstone Group under this Agreement and shall execute such instruments of assumption as shall be reasonably requested by Blackstone Group to confirm such assumption. At the closing, all Capital Loans made pursuant to ARTICLE III hereof shall be paid in full and shall be deducted from or added to, as applicable, the purchase price.

              (e) In addition to the other rights and remedies of Prime Group set forth herein, the Prime Group may, or may cause the Partnership to, set off against, and/or reduce any amount due the Blackstone Group by an amount equal to the Enforcement Costs. If a Call Default occurs which is a Prime Default, the Call Price shall be increased by an amount equal to the Enforcement Costs.

              (f) The Prime Group and the Blackstone Group recognize and agree that the provisions of this SECTION 9.5 are an integral part of this Agreement and may not be severed from this Agreement for any reason whatsoever. No Partner would have entered into this Agreement without the existence of this SECTION 9.5. The obligations of each member of the Prime Group and Blackstone Group under this SECTION 9.5 are absolute and irrevocable; each member of the Prime Group and Blackstone Group shall be obligated to perform its obligations under SECTION 9.5 notwithstanding any event or state of facts whatsoever (including without limitation the bankruptcy of any Partner).

              9.6    DISTRIBUTIONS

              Notwithstanding anything in ARTICLES V, IX and X in this Agreement to the contrary, distributions of Available Cash Flow and distributions upon winding up of the Partnership shall be subject to the following restrictions:

              (a) Upon the occurrence of a Blackstone Default, Prime Group shall be entitled to receive one hundred percent (100%) of Available Cash Flow; provided the Prime Group shall reserve or otherwise keep available cash or Property (which Property shall be deemed available if it has not been distributed to the Prime Group) with a Value not less than the Call Price (or Put Price in the event of a Put Default which is a Blackstone Default) less an amount equal to the Enforcement Costs.

              (b) Upon the occurrence of a Put Default which is a Prime Default, Blackstone Group shall be entitled to receive an aggregate amount equal to the Put Default Price (whether, in the aggregate, under SECTION 5.1(a), SECTION 10.2 or otherwise), in complete redemption or purchase of their Interests prior to any distribution being made to the Prime Group.

              (c) There shall be deducted from the amount of any distribution payable to (i) a Non-contributing Partner, the principal amount of any outstanding Capital Loan and interest thereon, which amount shall be paid to the applicable Contributing Partner(s) as set forth in SECTION 3.4(b) in repayment of the applicable Capital Loan and (ii) the Blackstone Group, the aggregate amount of any Enforcement Costs (but without duplication of such amounts if such amounts have been previously set off against amounts due to, or was otherwise paid by, the Blackstone Group).

              9.7 WITHDRAWALS. Each Group shall have the right to withdraw from the Partnership at any time after the earlier to occur of (a) the third anniversary of the date of this Agreement or (b) a Change of Control Event, by the giving of written notice to the other Group hereunder (a "Withdrawal Notice"; and the Group providing such Withdrawal Notice being a "Withdrawing Partner" and the Group receiving such Withdrawal Notice, a "Nonwithdrawing Partner" giving effect to the community of interests provisions of SECTION 9.3). Upon receipt of the Withdrawal Notice, the Nonwithdrawing Partner shall have the right to exercise their Put or Call, as applicable, for a period of thirty (30) days subsequent to the receipt of such notice. In the event the Nonwithdrawing Partner exercises the Put or Call, as applicable, the provisions of SECTION 9.5 shall control. In the event that the Nonwithdrawing Partner does not exercise the Put or Call as provided herein during such thirty (30) day period, the Withdrawing Partner shall have the right (i) to cause the Partnership to sell only such portion of the Property as is required to satisfy all Partnership liabilities (or establish reserves for contingent liabilities) and to then (ii) withdraw all, all but not less than all, of its Capital Account and the Partnership shall distribute to Withdrawing Partner a number of Units (and a portion of all other Property which is not Units) equal to the Percentage Interest of such Withdrawing Partner multiplied by the number of Units (or the fair market value of all other Property that is not Units) held by the Partnership. Blackstone Group agrees that if it is the Withdrawing Partner that (i) it shall sell only that portion of the Property as is necessary to provide sufficient proceeds to enable the Partnership to satisfy all Partnership liabilities (or establish reserves for contingent liabilities) and (ii) all Units purchased by the Blackstone Group and/or the Partnership shall be liquidated or distributed to the Blackstone Group, as applicable, prior to the sale or distribution to the Blackstone Group of any Units contributed by the Prime Group. Any Withdrawing Partner shall be deemed to have withdrawn as a Partner of the Partnership as of such date of such withdrawal. In addition, the Put and Call rights shall terminate as of the date of such withdrawal. The withdrawal of a Partner shall not dissolve the Partnership.

                                     ARTICLE X
                             DISSOLUTION AND WINDING UP

              10.1 LIQUIDATING EVENTS. The Partnership shall dissolve and commence winding up and liquidating upon the first to occur of any of the following ("Liquidating Events"):

              (a)    December 31, 2050;

              (b)    the sale of all or substantially all of the Property;

              (c)    the unanimous agreement of all Partners; or

              (d) any event causing the dissolution of the Partnership under the Act unless the remaining Partners, upon a vote taken within thirty
       (30) days of the event triggering such dissolution, unanimously agree to continue the Partnership.

The Partners hereby agree that, notwithstanding any provision of the Act, the Partnership shall not dissolve prior to the occurrence of a Liquidating Event.

              10.2 WINDING UP. Upon the occurrence of a Liquidating Event, the Partnership shall continue solely for the purpose of winding up its affairs in an orderly manner, liquidating its assets and satisfying the claims of its creditors and Partners. No Partner shall take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the Partnership's business and affairs. The General Partners (or, in the event there are no General Partners, the Limited Partners or any Person elected unanimously by the Limited Partners (the "Liquidator")) shall be responsible for overseeing the winding up and dissolution of the Partnership and shall take full account of the Partnership's liabilities, and the Property shall be liquidated as promptly as is consistent with obtaining the fair value thereof, and the proceeds therefrom, to the extent sufficient, shall be applied and, subject to SECTION 9.6 hereof, distributed in the following order:

              (a) First, to the payment and discharge of all of the Partnership's debts and liabilities to creditors, other than Partners, in the order of priority as provided by law;

              (b) Second, to the establishment of reserves in amounts established by the Liquidator to provide for contingent liability, if any;

              (c) Third, to the payment and discharge of all of the Partnership's debts and liabilities to Partners;

              (d) Fourth, the balance, if any, to the General Partners and Limited Partners in accordance with their respective Capital Accounts, after giving effect to all contributions, distributions and allocations for all periods, including the period in which such distribution occurs.

              Within a reasonable time following the completion of the liquidation of the Property (but not longer than 90 days), the Liquidator shall furnish to all of the Partners a statement which shall set forth the assets and liabilities of the Partnership as of the date of complete liquidation and the portion of distributions to which each Partner is entitled. No Partner shall have any right to demand or receive property other than cash upon dissolution and liquidation of the Property or to demand the return of its Capital Contributions from the Partnership. Upon completion of the liquidation of the Partnership and the distribution of all Partnership funds, the Partnership shall terminate, and the Liquidator shall have the authority to execute and record documents required to effectuate the dissolution and termination of the Partnership.

              10.3 DEFICIT CAPITAL ACCOUNT BALANCE. If, upon liquidation of the Partnership pursuant to SECTION 10.2(d), any Partner (or any Person which is an Transferee of or successor to any Interest of such Partner) has a deficit Capital Account, such Partner (or such Transferee or successor of such Partner) shall have no obligation to make any contribution to the capital of the Partnership with respect to such deficit, and such deficit shall not be considered a debt owed to the Partnership or to any other Person for any purpose whatsoever. In the discretion of the Liquidator, in order to comply with the requirements of Regulations Section 1.704-1(b)(ii)(b)(2) or otherwise, a PRO RATA portion of the distributions that would otherwise be made to the General Partners and Limited Partners pursuant to SECTION 10.2 may be:

              (a) distributed to a trust established for the benefit of the General Partners and the Limited Partners; PROVIDED such trust is a liquidating trust or a grantor trust for federal income tax purposes, for the purpose of liquidating Partnership assets, collecting amounts owed to the Partnership and paying any contingent or unforeseen liabilities or obligations of the Partnership or of the General Partners arising out of or in connection with the Partnership. The assets of any such trust shall be distributed to the General Partners and the Limited Partners from time to time at such times and in such amounts as determined, in the reasonable discretion of the Liquidator, to be appropriate in the same proportions as the amount distributed to such trust by the Partnership would otherwise have been distributed to the General Partners and the Limited Partners pursuant to SECTION 10.2; or

              (b) withheld to provide a reasonable reserve for Partnership liabilities (contingent or otherwise) and to reflect the unrealized portion of any installment obligations owed to the Partnership; PROVIDED that such withheld amounts shall be distributed to the General Partners and the Limited Partners as soon as practicable.

                                     ARTICLE XI

                                   MISCELLANEOUS

              11.1 NOTICES. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given on the date of service if served personally; three (3) business days after the date of mailing, if mailed, by first class mail, registered or certified, postage prepaid; one (1) business day after delivery to the courier if sent by private receipt courier guaranteeing next day delivery, delivery charges prepaid; the date of receipt by the sender of an answer back receipt, if sent by facsimile with answer back receipt, and in each case, addressed as follows:

If to Prime GP to:

                      The Prime Group, Inc.
                      77 West Wacker Drive
                      Suite 3900
                      Chicago, Illinois 60607
                      Attention:   Michael W. Reschke
                      Facsimile No.:  (312) 917-1511

              with a copy to:

                      Winston & Strawn
                      35 West Wacker Drive
                      Chicago, Illinois 60601
                      Attention:  Wayne D. Boberg, Esq.
                      Facsimile No.:  (312) 558-5700
              and with a copy to:

                      The Prime Group, Inc.
                      77 West Wacker Drive
                      Suite 3900
                      Chicago, Illinois  60601
                      Facsimile No.:  (312) 917-1684
                      Attn: General Counsel

       and, if to Prime to:

                      The Prime Group, Inc.
                      77 West Wacker Drive
                      Suite 3900
                      Chicago, Illinois 60601
                      Attention:   Michael W. Reschke
                      Facsimile No.:  (312) 917-1511

              with a copy to:

                      Winston & Strawn
                      35 West Wacker Drive
                      Chicago, Illinois 60601
                      Attention:  Wayne D. Boberg, Esq.
                      Facsimile No.:  (312) 558-5700

              and with a copy to:

                      The Prime Group, Inc.
                      77 West Wacker Drive
                      Suite 3900
                      Chicago, Illinois  60601
                      Facsimile No.:  (312) 917-1684
                      Attn: General Counsel

       and, if to Blackstone GP to:

                      c/o Blackstone Real Estate Advisors L.P.
                      345 Park Avenue, 31st Floor
                      New York, New York 10154
                      Attention: Gary M. Sumers
                      Facsimile No.: (212) 754-8726

       and, if to Blackstone to:

                      c/o Blackstone Real Estate Advisors L.P.

                      345 Park Avenue, 31st Floor
                      New York, New York 10154
                      Attention: Gary M. Sumers
                      Facsimile No.: (212) 754-8726

or to such other place as the respective Partner may, from time to time, designate in a written notice to the other Partners. All communications among Partners in the normal course of the Partnership business shall be deemed sufficiently given if sent by regular mail, postage prepaid.

              11.2 BINDING EFFECT. Except as otherwise provided in this Agreement, every covenant, term and provision of this Agreement shall be binding upon and inure to the benefit of the Partners and their respective heirs, legatees, legal representatives, successors, transferees and assigns.

              11.3 THIRD PARTIES. None of the provisions of this Agreement shall be for the benefit of or enforced by any Person not a party to this Agreement.

              11.4 REMEDIES CUMULATIVE. No remedy herein conferred upon any party is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise. No single or partial exercise by any party of any right, power or remedy hereunder shall preclude any other or further exercise thereof.

              11.5 CONSTRUCTION. Every covenant, term and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Partner.

              11.6 HEADINGS. Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

              11.7 SEVERABILITY. Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or legality of the remainder of this Agreement.

              11.8 INCORPORATION BY REFERENCE. Every exhibit, schedule and other appendix attached to this Agreement and referred to herein is hereby incorporated in this Agreement by reference.

              11.9 FURTHER ACTION. Each Partner agrees to perform all further acts and execute, acknowledge and deliver any documents which may be reasonably necessary, appropriate or desirable to carry out the provisions of this Agreement.

              11.10 VARIATION OF PRONOUNS AND DESCRIPTIVE ADVERBS. All pronouns and any variations thereof shall be deemed to refer to masculine, feminine or neuter, singular or plural, as the identity of the Person or Persons may require. Words such as "herein," "hereinafter," "hereof," and "hereunder" refer to this Agreement as a whole, unless the context otherwise requires.

              11.11 GOVERNING LAW. The laws of the State of Delaware shall govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties of the Partners, without regard to the principles of conflicts of laws.

              11.12 WAIVER OF ACTION FOR PARTITION. Each of the Partners irrevocably waives any right that it may have to maintain any action for partition with respect to any of the Property.

              11.13 COUNTERPART EXECUTION. This Agreement may be executed in any number of counterparts with the same effect as if all of the Partners had signed the same document. All counterparts shall be construed together and shall constitute one agreement.

                              [signature pages follow]

     IN WITNESS WHEREOF, the parties have entered into this Agreement as of the day first above set forth.

                                          PARTNERS

                                          GENERAL PARTNERS:

                                          PG/PRIMESTONE, L.L.C.
                                          its general partner

                                          By:    THE PRIME GROUP, INC.
                                                 its Administrative Member

                                          By:      /s/ Ray Grinvalds
                                              --------------------------------
                                              Name: Ray Grinvalds
                                              Title:   Vice President

                                          BRE/PRIMESTONE INVESTMENT MANAGEMENT
                                          L.L.C.
                                          its general partner

                                          By:    /s/ Steven Orbuch
                                              --------------------------------
                                              Name:  Steven Orbuch
                                              Title:  VP and Assistant Secretary

                                          LIMITED PARTNERS:

                                          PG/PRIMESTONE, L.L.C.
                                          its limited partner

                                          By:    THE PRIME GROUP, INC.
                                                 its Administrative Member

                                          By:     /s/ Ray Grinvalds
                                              --------------------------------
                                              Name: Ray Grinvalds
                                              Title:   Vice President

                                          BRE/PRIMESTONE INVESTMENT L.L.C.
                                          its limited partner

                                          By:     /s/ Steven Orbuch
                                              --------------------------------
                                              Name:  Steven Orbuch
                                              Title:  VP and Assistant Secretary

                                      EXHIBIT A

                 PARTNER'S CAPITAL CONTRIBUTIONS, CAPITAL ACCOUNTS
                               AND PERCENTAGE INTERESTS

--------------------------------------------------------------------------------
      NAMES AND ADDRESSES        CAPITAL             CAPITAL         PERCENTAGE
                              CONTRIBUTIONS          ACCOUNT          INTERESTS
--------------------------------------------------------------------------------
GENERAL PARTNERS
--------------------------------------------------------------------------------
Prime GP                       $1,134,600          $1,134,600             1%
--------------------------------------------------------------------------------
Blackstone GP                  $1,134,600          $1,134,600             1%
--------------------------------------------------------------------------------
LIMITED PARTNERS
--------------------------------------------------------------------------------
Prime                         $66,941,400          $66,941,400           59%
--------------------------------------------------------------------------------
Blackstone                    $44,249,400          $44,249,400           39%
--------------------------------------------------------------------------------
                             $113,460,000         $113,460,000          100%
--------------------------------------------------------------------------------


The above Capital Contributions were made (i) in cash by each of Blackstone GP and Blackstone and (ii) in cash in the amount of $576,000 and 3,375,000 Units by Prime GP and Prime, which Units have the agreed upon value set forth above.